UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2009

Savient Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-15313	13-3033811
(State or Other Juris-	(Commission	(IRS Employer
diction of Incorporation	File Number)	Identification No.)

One Tower Center
East Brunswick, NJ	08816
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 732-418-9300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

           On September 25, 2009, Savient Pharmaceuticals, Inc. (the “Company”) filed a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) reporting a plan of termination in which it planned to reduce its workforce (the “Original Form 8-K”).

           At the time the Original Form 8-K was filed, the Company was not able, in good faith, to make a determination of the estimated amount or range of amounts to be incurred in connection with the modification of certain stock option awards previously granted to the terminated employees. The Company is filing this Amendment No. 1 on Form 8-K/A to amend the Original Form 8-K to report the amounts to be incurred related to these modifications and to provide updated information regarding the plan of termination.

           The disclosure contained in Item 2.05 of the Original Form 8-K is hereby replaced in its entirety by the disclosure contained in Item 2.05 of this Amendment No. 1.

Item 2.05 Costs Associated with Exit or Disposal Activities.

           On September 21, 2009, the Company committed to a plan of termination pursuant to which it reduced its workforce by 25 employees, or approximately 37%. The Company began notifying affected employees on September 23, 2009 and departures were completed by September 30, 2009.

          Due to these reductions, the Company projects a reduction in salary, bonus and benefit related operating costs of approximately $4.1 million through the year ending December 31, 2010, or $2.9 million net of $1.2 million in plan of termination severance-related expenses. The Company took these actions in order to reduce costs and streamline operations in order to focus its efforts on the tasks critical to the resubmission of the Company’s Biologics License Application for KRYSTEXXA™ (pegloticase) to the U.S. Food and Drug Administration for approval. The reduction in staff was focused in the commercial, medical, financial and operational departments of the Company with minimal effects in the regulatory, quality and manufacturing departments.

           In connection with its workforce reduction plan, the Company expects to incur a charge of approximately $1.2 million in severance-related expenses during the quarter ended September 30, 2009. The severance-related expenses will result in future cash expenditures of $0.7 million during the quarter ending December 31, 2009 and an additional $0.5 million in the first six months of 2010.

           Pursuant to the workforce reduction plan, the Company modified the terms of certain stock option awards previously granted to the terminated employees. The modifications included extending the term of exercisability of the vested portion of the stock options from three months following the cessation of employment to six months following the cessation of employment, coupled with accelerating the vesting to immediately vest any unvested stock options. In connection with these modifications, the Company expects to incur a non-cash charge of $1.1 million during the quarter ending December 31, 2009.

Forward-Looking Statements

          This Amendment No. 1 on Form 8-K/A contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to the Company’s workforce reduction plan, including the Company’s ability to reduce costs and streamline operations; the reduction plan resulting in a projected reduction in salary, bonus and benefit related operating costs of approximately $4.1 million through the year ending December 31, 2010; charges of approximately $1.2 million that the Company expects to record in the third quarter of 2009; and non-cash charges of approximately $1.1 million that the Company expects to record in the fourth quarter of 2009. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the Company’s ability to successfully implement its workforce reduction plan and reduce expenses; the impact of the workforce reduction on the Company’s business, including a potential adverse effect on revenues and the Company’s product development activities; unanticipated charges not currently contemplated that may occur as a result of the reduction in workforce; and certain other factors that may affect future operating results, which are detailed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC and other reports filed with the SEC. In addition, the statements in this Amendment No. 1 on Form 8-K/A represent the Company’s expectations and beliefs as of the date of this report. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s expectations or beliefs as of any date subsequent to the date of this report.

SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Savient Pharmaceuticals, Inc.

Date: October 22, 2009	By:	/s/ David G. Gionco
David G. Gionco
Vice President, Chief Financial
Officer & Treasurer